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                                                                     Exhibit 4.4

                        INDEMNITY AGREEMENT DATED [DATE]
                                (the "INDEMNITY")


THE UNDERSIGNED:

(1)    [SUPERVISORY BOARD MEMBER], having his address at [ADDRESS] (the
       "DIRECTOR");

       and

(2) ASML Holding N.V., a public company with limited liability incorporated under the laws of the Netherlands, having its registered office at Veldhoven ("ASML");

The parties under (1) and (2) individually also to be referred to as a "PARTY" and collectively as the "PARTIES".

WHEREAS:

(A) The Director is one of the members of the Supervisory Board of ASML (the members of this board will be individually referred to as "A DIRECTOR" and collectively as the "DIRECTORS").

(B) Under Dutch law, in the internal relationship between ASML and the Directors, ASML is financially responsible for liabilities toward third parties caused by the actions of the Director, unless those actions are seriously imputable.

(C) Recent legislation and other developments in various jurisdictions relevant to ASML, including the Sarbanes-Oxley Act of 2002, have aggravated the risks of external liability for the directors of listed companies such as ASML.

(D) In conformity with market practice, ASML has concluded, for the benefit of the Directors and others, a directors and officers liability insurance policy for the period of [date] up to [date] (the "D&O POLICY").

(E) As a result of the developments referred to above at (C), the insurance coverage under the D&O Policy is more limited than the coverage available under previous D&O policies and, in various respects, does not provide full coverage for the liabilities that Directors may personally incur and for which they may reasonably expect to be indemnified by ASML, and it is uncertain to what extent and under what terms the D&O Policy may be renewed in the future;
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(F)    The D&O Policy explicitly presumes that ASML will indemnify the Directors for certain risks that are not (or only partially) insured under the D&O Policy.

(G) It is undesirable that risks of personal liability for which the Directors are not insured and/or indemnified may prevent them from taking such actions as they would otherwise deem to be in the best interest of ASML;

(H) In consideration of all of the above, ASML and the Director hereby wish to elaborate the obligation of ASML to indemnify the Director for external liability under the terms set forth below, pursuant to which ASML will indemnify the Director for Claims (as defined in clause 1 (a) below) and Expenses (as defined in clause 1 (c) below) as far as such Claims and Expenses are not recoverable by the Director under the D&O Policy (including, for the purpose of the remainder of this Indemnity, all past and future D&O policies concluded for the benefit of the Director).

(I) This Indemnity Agreement does not purport in any way i) to limit the obligations of the Director pursuant to article 2:9 Dutch Civil Code to properly discharge his tasks and/or ii) to limit his internal liability vis-a-vis ASML, if such liability has been determined by a competent court.

(J) Both the Board of Management and the Supervisory Board of ASML have resolved that this Indemnity may be granted to the Director.

DECLARE TO HAVE AGREED AS FOLLOWS:

1.     INDEMNITY

(a) Subject to clause 1 (b) below and until and as long as this Indemnity is valid and in full force and effect in accordance with clause 2 below, ASML shall wholly, and to the fullest extent permitted by law, indemnify and hold the Director harmless, against any and all liabilities, obligations, claims, judgements, fines, penalties, amounts, retentions and losses (the "CLAIMS"), incurred by the Director (as demonstrated and substantiated by him in writing) as a result of any threatened, pending or completed action, suit, investigation or proceeding, whether civil, criminal or administrative on the basis of any corporate law, insider trading and securities law, prospectus liability law or any other law (the "ACTION"), brought by any party other than ASML itself in connection with the fact that he is or has acted as a Director, which will include for the purpose of this Indemnity, any acts or omissions in other capacities within ASML, its group companies, and other outside entities, that are related to his position as a Director. For the purpose of this Indemnity, Claims will include derivative actions brought on behalf of ASML against the Director and claims by ASML itself for reimbursement of claims by third parties against


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       ASML on the ground that the Director was liable toward that third party in addition to ASML.


(b) The Director will not be indemnified under this Indemnity with respect to Claims in so far as they relate to the gaining in fact of personal profits, advantages or remuneration to which he was not legally entitled, or if the Director shall have been adjudged to be liable for wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid) in respect of the Claim for which he is seeking indemnification. However, should the court or arbitral tribunal, as the case may be, as provided for in clause 3 below, determine that, despite the adjudication of liability on the basis of wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid), but in view of all the circumstances of the case, the Director is fairly and reasonably (naar redelijkheid en billijkheid) entitled to indemnification, then this Indemnity shall to that extent nevertheless apply in favour of the Director.

(c) Any expenses, costs, charges, taxes and fees (including reasonable advisors' and attorneys' fees) (together the "EXPENSES") incurred (or to be advanced) by the Director (as demonstrated and substantiated by him in writing) in connection with any Action and/or defence of any of the Claims, shall be paid (or advanced, respectively) by ASML upon such Expenses becoming due and payable in advance of the final disposition of such Action and/or Claims, but only upon receipt of an undertaking by that Director that he shall repay such Expenses if a court as reflected in 1 (b) above should determine that he is not entitled to be indemnified by ASML pursuant to this Indemnity. Without prejudice to the generality of the foregoing, Expenses shall be deemed to include any tax liability which the Director may be subject to by virtue of receiving any payment or making any claim under this Indemnity.

(d) In case of an Action against the Director by ASML itself, for which the Director is not indemnified pursuant to this Indemnity, ASML will nevertheless advance to the Director all reasonable attorneys' fees and litigation costs incurred (or to be advanced) by the Director (as demonstrated and substantiated by him in writing) in connection with such Action, upon such fees and costs becoming due and payable in advance of the final disposition of such Action, but only upon receipt of an undertaking by that Director that he shall repay such fees and costs if the court (or arbitral tribunal, as the case may be) should resolve the Action in favour of ASML rather than the Director and determine that as a consequence such fees and costs must reasonably be repaid by the Director to ASML. Without prejudice to the generality of the foregoing, the costs and fees referred to above shall be deemed to include any tax liability which the Director may be subject to by virtue of receiving any payment or making any claim under this sub-clause.


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(e)    The Director shall notify ASML in writing of any event which may lead to any Claims and/or Expenses whether brought by ASML or any third party as soon as reasonably possible after the Director becomes aware of such event (the "NOTIFICATION") and the Director will assist ASML in defending any Claims.

(f) Except as provided below, the Director shall not admit nor assume any personal financial liability, nor enter into any settlement agreement with respect to such liability, without ASML's prior written authorization. ASML and the Director having made a Notification shall use all reasonable endeavours to co-operate with a view to agreeing on the defence of any Claims and the actions to be taken in conducting such defence while mutually striving, at all times, to limit the Expenses to a reasonable level. In the event that ASML and the Director having made a Notification would fail to reach such agreement within a period to be determined in the sole discretion of ASML, then the Director having made a Notification shall comply with all directions given by ASML in its sole discretion, including but not limited to the selection and retention of and the reasonable instructions to any person involved in the defence of any Claims, including but not limited to any advisors and attorneys.


2.     EFFECTIVE DATE / DURATION / TERMINATION

(a) This Indemnity for Claims and Expenses shall have no force and effect if and for as long as any liability or any Claims and Expenses of the Director is recoverable and recovered by the Director under any of the Insurance Policies, including but not limited to the D&O Policy. If, after reasonable efforts by the Director to be covered for a Claim under the above mentioned policies, such coverage is not granted, ASML may require the Director to assign to it his claim for such coverage vis-a-vis the relevant insurers.

(b) Subject to clause 2(a) above and clause 2(c) below, this Indemnity shall have effect in respect of the periods during which the Director acts or has acted or shall be deemed to have acted as a Director and shall continue to be valid and in full force and effect until the earlier of the date that the Director will be no longer a Director or the date ASML will terminate this Indemnity by written notice to that effect.

(c) Notwithstanding anything in clause 2(b) above, this Indemnity shall also after termination continue to apply to Claims and/or Expenses incurred in relation to the conduct or omission by the Director during the periods
       (i) in which he acted or shall be deemed to have acted as a Director and
       (ii) during which this Indemnity was in full force and effect.



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3.     GOVERNING LAW AND JURISDICTION

       This Indemnity shall be governed by and construed in accordance with the laws of the Netherlands. Any and all disputes arising under or in connection with this Indemnity shall be exclusively submitted to arbitration by a single arbitrator under the then applicable rules of the Netherlands Arbitration Institute, whereby the seat of the arbitration shall be Amsterdam. However, if a Claim is brought against the Director in a certain court, or if an action is brought in a certain court under any Insurance Policy in relation to the Director's coverage thereunder, then the Director shall also be entitled to bring his action for indemnification against ASML in ancillary proceedings (such as a "vrijwaringsprocedure" in the Dutch courts) in that same court.

4.     NOTICES

(a) Notices and other statements in connection with this Indemnity may only be given by way of a letter sent by regular or other mail, or by telefax, and at the recipient's place of residence as most recently nominated in accordance with clause 4 (b) hereunder. Each statement must be in the English language.

(b) For all matters relating to this Indemnity, each Party nominates the address referred to below as its place of residence or any other address as notified hereunder in writing to the other Party hereto:

       The Director:
              [address]

       ASML Holding N.V.:
              [address]

5.     MISCELLANEOUS

(a) If part of this Indemnity is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The Parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this Indemnity, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

(b) This Indemnity can only be changed by a written amendment agreed upon by the Parties hereto. No right or obligation under this Indemnity can be transferred to a third party or, as the case may be, to an affiliate of the Parties, without prior approval of any of the other Parties.

(c) The foregoing constitutes the entire Indemnity between the Parties with respect to the subject matter hereof and supersedes and cancels all prior indemnities,



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       representations, negotiations, commitments, undertakings, communications whether oral or written, understandings and agreements between the Parties with respect to or in connection with any of the matters or things to which this Indemnity applies or refers.

(d) This Indemnity cannot be rescinded or annulled ("ontbonden of vernietigd"). Any failure by the Director to act in accordance with its provisions in respect of a certain Claim, shall not in any way affect his right to be indemnified for any other Claims.

(e) This Indemnity shall also inure to the benefit of the heirs of the Director, provided that they shall comply with the provisions thereof.


                           [signature page to follow]



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IN WITNESS WHEREOF this agreement was signed in duplicate at Veldhoven, the
Netherlands on [DATE].






-----------------------------
[SUPERVISORY BOARD MEMBER]




For and on behalf of ASML Holding N.V.




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